UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

June 9, 2005
Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA		94304
(Address of principal executive offices)		(Zip code)

(650) 857-1501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement

Item 8.01 Other Events

SIGNATURES

EXHIBIT INDEX

Item 1.01 Entry into a Material Definitive Agreement

On June 9, 2005, Hewlett-Packard Company (“HP”) agreed to employ R. Todd Bradley as Executive Vice President, Personal Systems Group pursuant to the terms of an offer letter (the “Agreement”). HP agreed to provide Mr. Bradley with a base salary of $725,000 per year, a signing bonus of $1,000,000, an option to purchase 400,000 shares of HP common stock and an equivalent value of targeted long-term performance cash, 100,000 shares of restricted stock, and a targeted short-term bonus opportunity of 125% of base salary (which will be guaranteed for the remainder of fiscal 2005 and for fiscal 2006).  Mr. Bradley will also receive relocation benefits and financial counseling and is eligible to participate in HP employee benefit programs. For 36 months, if Mr. Bradley’s employment is terminated other than for cause, death or permanent disability, or if Mr. Bradley voluntarily terminates his employment due to specified constructive termination events, HP has agreed (subject to Mr. Bradley’s release of claims and non-competition provisions) to grant Mr. Bradley specified severance benefits that are generally consistent with HP’s severance program for executive officers and company practices for similarly-situated executives, as well as vesting of 50% of options awarded during the 36 month period. HP has also agreed to indemnify Mr. Bradley against certain claims by his former employer as a result of his employment by HP, and will also pay Mr. Bradley’s reasonable legal fees in connection with the Agreement.

Item 8.01 Other Events

On June 13, 2005, HP issued a press release entitled “HP Names Todd Bradley as Executive Vice President of Personal Systems Group” (the “Press Release”). The Press Release, which is filed herewith as Exhibit 99.1, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: June 15, 2005	By:
/s/ Ann O. Baskins
	Name:	Ann O. Baskins
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of press release issued by Hewlett-Packard Company, dated June 13, 2005, entitled “HP Names Todd Bradley as Executive Vice President of Personal Systems Group” (filed herewith).